Exhibit (10.1)
SUPPLEMENTAL PLAN
FOR EXECUTIVES COVERED BY MGIC INVESTMENT CORPORATION
KEY EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENTS
Effective February 18, 2010
1. Purpose. The purpose of the Supplemental Plan for Executives Covered by MGIC Investment Corporation Key Executive Employment and Severance Agreements (the Supplemental Plan) is to extend a portion of the economic security provided to Executives who are parties to MGIC Investment Corporation Key Executive Employment and Severance Agreements (Company KEESAs) to any period of their continued employment with the Employer after the Executive has attained his or her Normal Retirement Date while the Executive remains covered by a Company KEESA.
2. Incorporation by Reference; Defined Terms. The term “Executive” means each Company executive who is a party to a Company KEESA. The Company KEESA in effect between the Company and each Executive is incorporated into this Supplemental Plan by this reference and may be referred to as that Executive’s Company KEESA. Capitalized terms in this Supplemental Plan have the same meaning, with respect to an individual Executive, assigned to such terms in that Executive’s Company KEESA, except as specifically provided otherwise herein.
3. Effective Date. This Supplemental Plan is effective February 18, 2010.
4. Participation. Subject to the terms and conditions of the Supplemental Plan, each Executive covered by a Company KEESA on or after February 18, 2010 is designated an eligible Participant in the Supplemental Plan. Each eligible Participant shall become an Active Participant on February 18, 2010, or if later, on the date on which the Executive attains his or her Normal Retirement Date. On the date an eligible Participant becomes an Active Participant, such Active Participant’s rights to Supplemental Plan benefits shall be and remain fully and immediately vested and nonforfeitable while such Active Participant continues to be covered by a Company KEESA. Within a reasonable time period before or after satisfying the conditions for becoming an Active Participant, each Eligible Participant shall be requested by the Compensation Committee to execute a Supplemental Plan Confirmation Agreement in the form of Exhibit A attached hereto and incorporated by this reference. Affirmative refusal to execute such Confirmation Agreement in writing delivered to the Committee shall irrevocably terminate an Executive’s status as an Active Participant.
5. Operations. The Supplemental Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Active Participant is covered by a Company KEESA and/or entitled to Supplemental Plan benefits. The Compensation Committee shall supervise Supplemental Plan operations and provide any necessary administration of it.

6. Supplemental Plan Benefits.
(a) Subject to the limitation set forth in (b), below, the Supplemental Plan benefit to be paid to an Executive is a cash payment equal to the amount of the Termination Payment that would have been paid, as provided by currently designated Section 10(b) of the Executive’s Company KEESA, had the Executive not attained the Executive’s Normal Retirement Date on or before the date of the Change in Control of the Company. For purposes of determining this amount, it shall be hypothetically assumed that currently designated subsection 2(i), “Employment Period,” of the Executive’s Company KEESA was amended to read in its entirety as follows prior to determination of the amount of the Executive’s Termination Payment:
(i) Employment Period. Subject to Subsection 3(b) hereof, for purposes of this Agreement, the term “Employment Period” means a period commencing on the date of a Change in Control of the Company, and ending at 11:59 p.m. Central Time on the third anniversary of such date.
(b) Under no circumstance shall the amount of Supplemental Plan benefit determined under paragraph (a), above, equal or exceed the amount that causes the Executive to be in receipt of Total Payments that constitute an “excess parachute payment” and requires payment to the Executive of a Gross-Up Payment.
(c) Payment of the Supplemental Plan benefits shall be made as if such amount constituted a Termination Payment under currently designated Section 10(b)(i) of the Executive’s Company KEESA so as to comply in all respects with the requirements of Internal Revenue Code Section 409A.

Exhibit A to the Supplemental Plan
SUPPLEMENTAL PLAN CONFIRMATION AGREEMENT
THIS AGREEMENT is made and entered into as of the  _____  day of  _____  , by and between MGIC Investment Corporation, a Wisconsin corporation (hereinafter referred to as the “Company”), and the person whose name appears on the signature page hereof (hereinafter referred to as “Executive”).
WHEREAS, the Executive is employed by the Company and/or a subsidiary of the Company (hereinafter referred to collectively as the “Employer”) in a key executive capacity and the Executive and the Company have entered into a Key Executive Employment and Severance Agreement (KEESA), and remains covered by it or a successor KEESA (the Company KEESA); and
WHEREAS, the Company desires to preserve a portion of the economic security the Company KEESA provides to its key executives, generally, for the period of the Executive’s continued employment with the Employer after attainment of the Executive’s Normal Retirement Date, as defined in the Company KEESA, while the Executive remains covered by such KEESA and continues to provide valuable service to the Employer.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:
1. Entitlement to Supplemental Plan Benefits. The Company and the Executive agree that the Executive qualifies as an Active Participant under the Supplemental Plan for Key Executives Covered by MGIC Investment Corporation Key Executive Employment and Severance Agreements (the Supplemental Plan) effective as of the date on which the Executive attains the Executive’s Normal Retirement Date, as defined in the Company KEESA, and is, thereafter, entitled to the additional economic security made available by the Supplemental Plan.
2. Rules of Construction. This Supplemental Plan Confirmation Agreement shall be interpreted consistent with its intent and as an integral component of the Executive’s Company KEESA. The Company KEESA provisions currently designated as Section 18, regarding Successors; Section 19, regarding Severability; Section 20, regarding Contents of Agreement; Waiver of Rights; and Amendment; Section 21, regarding Withholding; Section 22 regarding Section 409A; Section 23, regarding Certain Rules of Construction; Section 24, regarding Governing Law; Resolutions of Dispute; Section 25, Regarding Notice; Section 26, regarding no Waiver; and Section 27, regarding Headings shall be reasonably applied with respect to this Agreement as if set forth herein.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MGIC INVESTMENT CORPORATION	EXECUTIVE

By:	(Seal)

Its: